Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our reports dated August 15, 2024, relating to the financial statements of H&R Block, Inc. and the effectiveness of H&R Block, Inc.’s internal control over financial reporting. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Deloitte & Touche LLP
Kansas City, Missouri
August 15, 2024